SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2004 (August 20, 2004)

Arch Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One CityPlace Drive, Suite 300, St. Louis, Missouri 63141

(Address of principal executive offices)      (Zip code)

Registrant’s telephone number, including area code: (314) 994-2700

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Item 2.01. Completion of Acquisition or Disposition of Assets

On August 20, 2004, Arch Coal, Inc. (the “Company”) completed an acquisition of (1) Vulcan Coal Holdings, L.L.C. (“Vulcan”), which owned all of the common equity of Triton Coal Company, LLC (“Triton”), and (2) all of the preferred units of Triton, for an aggregate purchase price of $364.0 million, subject to working capital adjustments.

Prior to its acquisition by the Company, Triton was the nation’s seventh largest coal producer and the operator of two surface coal mines in the Powder River Basin. These mines, North Rochelle and Buckskin, produced a combined total of 42.2 million tons of coal in 2002 and were supported at that time by approximately 744 million tons of proven and probable reserves.

Also on August 20, 2004, the Company sold Triton’s Buckskin mine to Peter Kiewit and Sons’ Inc. (“Kiewit”) for a net sales price of approximately $72.9 million.

Neither the Company nor its directors, officers or affiliates has any material relationship with any of Vulcan, Triton or Kiewit other than in respect of the transactions described above.

Item 9.01. Financial Statements and Exhibits.

     (a) Financial statements of business acquired.

     Financial statements required by this Item will be filed by amendment not later than 71 calendar days after the date of this initial report on Form 8-K.

     (b) Pro forma financial information

     Pro forma financial information required by this Item will be filed by amendment not later than 71 calendar days after the date of this initial report on Form 8-K.

     (c) Exhibits.

1.1	Merger and Purchase Agreement Dated as of May 29, 2003 by and among Arch Coal, Inc., Triton Acquisition LLC, New Vulcan Coal Holdings, L.L.C. and Vulcan Coal Holdings, L.L.C.

1.2	Asset Purchase Agreement Dated as of January 30, 2004 between Kiewit Mining Acquisition Company and Arch Coal, Inc.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2004	ARCH COAL, INC.

	By:	/s/ Robert G. Jones
Robert G. Jones Vice President – Law and General Counsel

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